UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 3, 2007

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO     63141

(Address of Principal Executive Offices)                         (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.01 Entry Into A Material Definitive Agreement.

As noted in Item 2.03 below, on December 3, 2007 the Company entered into a Term Loan Credit  Agreement, which is attached to this filing as Exhibit 10.1. A brief description of the terms and conditions of the Term Loan Credit Agreement is set forth under Item 2.03 and incorporated by reference herein.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

       On December 3, 2007, the Company entered into a Term Loan Credit Agreement (“Credit Agreement”), with JP Morgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC as Co-Lead Arrangers. The aggregate commitment under the Credit Agreement was Six Hundred Million Dollars ($600,000,000), and the Company, upon entering into the Credit Agreement, immediately borrowed that aggregate amount. The proceeds of those borrowings were used by the Company to repay $600,000,000 in borrowings made on October 1, 2007 under the terms of its $1.5 billion Term Loan Credit Agreement, dated as of September 14, 2007, with JP Morgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and Citibank, N.A. as Documentation Agent, previously reported in Energizer’s Current Report on Form 8-K filed September 18, 2007.  The borrowings on October 1, 2007 were made in connection with the Company’s acquisition of Playtex Products, Inc.

The Credit Agreement contains customary affirmative covenants, including, without limitation, financial and other reporting obligations, corporate existence and power, conduct of business, compliance with laws, maintenance of insurance, keeping of books, maintenance of properties, payment of taxes, ERISA compliance, environmental compliance, use of proceeds, addition of subsidiary guarantors, inspection of records, and furnishing of quarterly and annual financial statements, quarterly compliance certificates, notices and other information. The Credit Agreement also contains customary restrictive covenants, including, without limitation, restrictions on the following: subsidiary indebtedness; consolidations, mergers, liquidation, dissolution; sales of assets (not including permitted asset sales in connection with the Company’s asset securitization facility); investments, loans, advances and acquisitions; liens and encumbrances; investments; contingent obligations; conduct of business, formation of subsidiaries and acquisitions; sales and leasebacks; margin regulations; ERISA obligations; subsidiary covenants; hedging obligations; issuance of disqualified stock; non-guarantor subsidiaries; transactions with shareholders and affiliates; amendments to corporate documents; and change in fiscal year.

The Credit Agreement contains financial covenants, including, without limitation, covenants pertaining to the following:

•
Maximum Consolidated Total Debt/ EBITDA Ratio:  At no time shall the ratio of total indebtedness of the Company and its consolidated subsidiaries to EBITDA of the Company and its consolidated subsidiaries for the Company’s then most recently completed four fiscal quarters exceed 3.5 to 1.0. However, if the Company elects to pay additional interest, the ratio may exceed 3.5 to 1.0 but be no greater than 4.0 to 1.0 for a period of not more than four successive fiscal quarters.

•	Minimum Interest Expense Coverage Ratio: The Company must maintain a ratio of EBIT to interest expense of greater than 3.0 to 1.0 for each fiscal quarter.

The Credit Agreement contains customary events of default, including, without limitation, failure to make payment in connection with the credit facility when due; breach of representations and warranties; default in any covenant or agreement set forth in the Credit Agreement; cross default upon payment defaults or the occurrence of a default (resulting in acceleration) under any other agreement governing indebtedness in excess of $30,000,000 of the Company or any of its subsidiaries; events of bankruptcy; the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $30,000,000; dissolution; the occurrence of a termination event; the waiver of a minimum funding standard; change of control; defaults under hedging agreements; environmental matters; subsidiary guarantor revocation; or the occurrence of the amortization date under the Company’s asset securitization facility. The Credit Agreement also includes customary provisions protecting the lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including appropriate gross-up provisions).

Borrowings under the Credit Agreement are unsecured, however, the Company’s major domestic operating subsidiaries have each entered into a guarantee with respect to the Company’s obligations under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the terms of the Credit Agreement and exhibits thereto, which are attached to this filing as Exhibit 10.1 and incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Term Loan Credit Agreement (“Credit Agreement”), entered into by Energizer Holdings, Inc. and JP Morgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: December 3, 2007

EXHIBIT INDEX

Exhibit No.

10.1                                Form of Term Loan Credit Agreement